================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                               ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                                 OMNICARE, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                [OMNICARE LOGO]
                                 Omnicare, Inc.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 18, 1998

       The Annual Meeting of Stockholders of Omnicare, Inc. (the "Company") will be held at The Metropolitan Club, 50 E. RiverCenter Boulevard, Covington, Kentucky on Monday, May 18, 1998 at 10:00 a.m. The purpose of the Annual Meeting is to consider and act upon:

       (1)     the election of directors;

       (2) the adoption of an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 110,000,000 to 200,000,000;

       (3) the ratification of the selection of Price Waterhouse LLP as independent accountants of the Company; and

       (4)     any other business as may properly be brought before the meeting.

       Stockholders of record at the close of business on March 23, 1998 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

       Whether or not you plan to attend the meeting, please sign and date the enclosed proxy and mail it in the enclosed envelope at your earliest convenience. No postage is required if it is mailed in the United States.

                                           By Order of the Board of Directors

                                                    CHERYL D. HODGES
                                                        Secretary

Covington, Kentucky
March 31, 1998

YOUR VOTE IS IMPORTANT! TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE TAKE A MOMENT TO SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                                 OMNICARE, INC.
                          50 E. RIVERCENTER BOULEVARD
                           COVINGTON, KENTUCKY 41011
                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

       This Proxy Statement is furnished to stockholders in connection with the solicitation by the Board of Directors of Omnicare, Inc. (the "Company") of proxies to be used at the Annual Meeting of Stockholders of the Company to be held on May 18, 1998, and any adjournment thereof ("Annual Meeting"). Stockholders of record as of the close of business on March 23, 1998 are entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. As of such date, the Company had outstanding 82,729,938 shares of its Common Stock, par value $1 per share ("Common Stock"), having one vote per share.

       To constitute a quorum at the Annual Meeting, the presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary. Shares represented by proxies received by the Company will be counted as present at the Annual Meeting for the purpose of determining the existence of a quorum, regardless of how or whether such shares are voted on a specific proposal. Abstentions will be treated as votes cast on a particular proposal as well as shares present at the Annual Meeting. Where nominee stockholders are not permitted to vote on a specific issue because they did not receive specified instructions on the specific issue from the beneficial owners of the shares ("Broker Nonvotes"), such Broker Nonvotes will be treated as not present at the meeting for purposes of calculating the results of the vote on the specific issue. Accordingly, abstentions and Broker Nonvotes have the effect of a negative vote on any proposal where the vote required to pass the proposal is a percentage of the outstanding shares, but only abstentions have the effect of a negative vote when the vote required to pass a proposal is a percentage of the shares present at the Annual Meeting. Shares represented by properly executed proxies received in the accompanying form will be voted in accordance with the instructions contained therein. In the absence of contrary instructions, such shares will be voted (1) to elect as directors the 14 persons named below; (2) to adopt the proposed amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock; and (3) to ratify the selection of Price Waterhouse LLP as independent accountants of the Company for 1998. A proxy may be revoked at any time prior to its exercise by the execution of a proxy signed at a later date or by the giving of written notice of revocation to the Secretary of the Company. A revocation during the Annual Meeting will not affect any vote previously taken.

       This Proxy Statement and the accompanying proxy were first mailed to stockholders on or about March 31, 1998.

                             ELECTION OF DIRECTORS

       The number of directors to be elected at the Annual Meeting has been fixed by the Board of Directors at 14. Directors are to be elected to serve until the following annual meeting of stockholders and until their respective successors are duly elected and qualified. Set forth below are the names of the persons to be nominated by the Board of Directors, together with a description of each person's principal occupation during at least the past five years and other pertinent information. Each of the nominees for election as a director, except for Timothy E. Bien, is currently a director of the Company.

       The Company has a program under which certain nominations for membership on the Board of Directors are on occasion rotated among senior operating executives of the Company and its subsidiaries. The persons considered to be in the rotating group are Messrs. Ronald K. Baur, Timothy E. Bien, Richard L. Doane, Tracy Finn, David W. Froesel, Jr., Gary W. Kadlec, Thomas W. Ludeke, Jeffrey M. Stamps and Ms. Mary Lou Fox. Messrs. Baur and Bien and Ms. Fox are being nominated from that group this year. Mr. Baur and Ms. Fox are currently directors. It is anticipated that additional executives of the Company will be included in such rotating group in future years.

       No person may be nominated for election as a director unless written notice of intention to nominate such person (which notice shall contain the prospective nominee's name, address and occupation) has been given to the Chairman, the President or the Secretary of the Company by a stockholder entitled to notice of, and to attend, a meeting of stockholders at which directors are to be elected, not later than 15 business days before such meeting.

       Unless authority is withheld for individual nominees or all nominees, it is intended that the shares represented by each proxy will be voted for the nominees listed below. The Company anticipates that all nominees listed in this Proxy Statement will be candidates when the election is held. However, if for any reason any nominee is not a candidate at that time, proxies will be voted for a substitute nominee designated by the Board of Directors and for the remaining nominees (except where a proxy withholds authority with respect to the election of directors).

                                    NOMINEES

EDWARD L. HUTTON
Director since 1981
Age: 78 Mr. Hutton is Chairman of the Company and has held this position since May 1981. Additionally, he is Chairman and Chief Executive Officer and a director of Chemed Corporation, Cincinnati, Ohio (a diversified public corporation with interests in plumbing and drain cleaning services, janitorial supplies and health care services)(hereinafter "Chemed") and has held these positions since November 1993 and April 1970, respectively. Previously, he was President and Chief Executive Officer of Chemed, positions he had held from April 1970 to November 1993. Mr. Hutton is the father of Thomas C. Hutton, who is a director of the Company.

JOEL F. GEMUNDER
Director since 1981
Age: 58 Mr. Gemunder is President of the Company and has held this position since May 1981. From January 1981 until July 1981, he served as Chief Executive Officer of the partnership organized as a predecessor to the Company for the purpose of owning and operating certain health care businesses of Chemed and Daylin, Inc., each then a subsidiary of W.R. Grace & Co. Mr. Gemunder was an Executive Vice President of Chemed and Group Executive of its Health Care Group from May 1981 through July 1981 and a Vice President of Chemed from 1977 until May 1981. Mr. Gemunder is a director of Chemed and Ultratech Stepper, Inc. (a manufacturer of photolithography equipment for the computer industry).

RONALD K. BAUR
Director since 1994
Age: 56 Mr. Baur is a Vice President of the Company, a position he has held since February 1998. From February 1994 until February 1998, Mr. Baur was Regional Vice President-Operations of the Company. Previously, he was Regional Vice President-Operations of the Company's Pharmacy Services Group (a group of subsidiaries engaged in providing pharmacy services to long-term care facilities) (hereinafter "Pharmacy Services Group") from March 1993 to February 1994 when the Pharmacy Services Group was integrated into the corporate management structure of the Company. He also served as President of Interlock Pharmacy Systems, Inc., St. Louis, Missouri (pharmacy services for long-term care facilities) (hereinafter "Interlock"), a subsidiary of the Company, from July 1992 to May 1997. From 1973 to July 1992, he was the sole stockholder and the President of Interlock.

TIMOTHY E. BIEN
Nominee
Age: 47 Mr. Bien is Senior Vice President-Professional Services and Purchasing of the Company, a position he has held since May 1996. From May 1992 until May 1996, he served as Vice President of Professional Services and Purchasing of the Company. Prior to that, he was Vice President and a former owner of Home Care Pharmacy, a wholly-owned subsidiary that the Company acquired in December 1988.

CHARLES H. ERHART, JR.
Director since 1981
Age: 72 Mr. Erhart retired as President of W.R. Grace & Co., Boca Raton, Florida (international specialty chemicals, construction and packaging) (hereinafter "Grace") in August 1990. He had held this position since July 1989. From November 1986 to July 1989, he was Chairman of the Executive Committee of Grace. From May 1981 to November 1986, he served as Vice Chairman and Chief Administrative Officer of Grace. Mr. Erhart is a director of Chemed.

MARY LOU FOX
Director since 1993
Age: 66 Ms. Fox is Senior Vice President-Marketing of the Company and has held this position since May 1996. Previously she served as Vice President-Marketing for the Company since February 1994. From July 1993 to February 1994, she was Vice President-Marketing of the Pharmacy Services Group. She is also President of Westhaven Services Co., Toledo, Ohio (pharmacy services for long-term care facilities) (hereinafter "Westhaven"), a subsidiary of the Company. She has held this position since the Company's acquisition of Westhaven in October 1992. From 1976 to October 1992, she was the sole stockholder and the President of Westhaven.

CHERYL D. HODGES
Director since 1992
Age: 46 Ms. Hodges is Senior Vice President and Secretary of the Company and has held these positions since February 1994. From August 1986 to February 1994, she was Vice President and Secretary of the Company. From August 1982 to August 1986, she served as Vice President-Corporate and Investor Relations. Ms. Hodges has also served as a director of the Company for four prior terms: 1984-85; 1986-87; 1988-89; and
                           1990-91.

THOMAS C. HUTTON
Director since 1983
Age: 47 Mr. Hutton is a Vice President of Chemed and has held this position since February 1988. Mr. Hutton is a director of Chemed. He is the son of Edward L. Hutton, Chairman of the Company.

PATRICK E. KEEFE
Director since 1993
Age: 52 Mr. Keefe is Executive Vice President-Operations of the Company and has held this position since February 1997. Previously he was Senior Vice President-Operations since February 1994. From April 1993 to February 1994, he was Vice President-Operations of the Company. From April 1992 to April 1993, he served as Vice President-Pharmacy Management Programs of Diagnostek, Inc., Albuquerque, New Mexico (mail-service pharmacy and health care services) (hereinafter "Diagnostek"). From September 1990 to April 1992, Mr. Keefe served as President of HPI Health Care Services, Inc. (hereinafter "HPI"), a subsidiary of Diagnostek, which was acquired from the Company in August 1989. From August 1984 to September 1990, he served as Executive Vice President of HPI.

SANDRA E. LANEY
Director since 1987
Age: 54 Ms. Laney is Senior Vice President and Chief Administrative Officer of Chemed and has held these positions since November 1993 and May 1991, respectively. From May 1984 to November 1993, she was a Vice President of Chemed. Ms. Laney is a director of Chemed.

ANDREA R. LINDELL, DNSC, RN
Director since 1992
Age: 54 Dr. Lindell is Dean and Professor in the College of Nursing and Health at the University of Cincinnati, a position she has held since December 1990. She also serves as Director-Center for Health Related Programs at the University of Cincinnati. From August 1981 to August 1990, Dr. Lindell served as Dean and a Professor in the School of Nursing at Oakland University, Rochester, Michigan.

SHELDON MARGEN, M.D.
Director since 1983
Age: 78 Dr. Margen is a Professor Emeritus in the School of Public Health, University of California, Berkeley, a position he has held since May 1989. He had served as a Professor of Public Health at the University of California, Berkeley, since 1979.

KEVIN J. MCNAMARA
Director since 1986
Age: 44 Mr. McNamara is President of Chemed and has held this position since August 1994. From November 1993 to August 1994, Mr. McNamara was Executive Vice President, Secretary and General Counsel of Chemed. Previously, from May 1992 to November 1993, he held the positions of Vice Chairman, Secretary and General Counsel of Chemed. From August 1986 to May 1992, he served as Vice President, Secretary and General Counsel of Chemed. From November 1990 to December 1992, Mr. McNamara served as an Executive Vice President and Chief Operating Officer of the Company. He is a director of Chemed.

D. WALTER ROBBINS, JR.
Director since 1981
Age: 78 Mr. Robbins retired as Vice Chairman of Grace in January 1987 and thereafter became a consultant to Grace until July 1995. He is a director of Chemed.

                      COMMITTEES AND MEETINGS OF THE BOARD

       The Board of Directors of the Company has an Incentive Committee, a Compensation Committee, an Audit Committee and an Executive Committee. The Company does not have a Nominating Committee.

       The Incentive Committee (a) administers the Company's stock-based incentive plans under which it makes determinations concerning the grant of stock options and stock awards to key employees of the Company and (b) makes recommendations to the Board of Directors concerning additional year-end contributions by the Company under the Company's Employees' Savings and Investment Plan. The Incentive Committee consists of Messrs. Erhart, Mount and Robbins. The Incentive Committee met on four occasions during 1997.

       The Compensation Committee makes recommendations to the Board of Directors concerning (a) salary and incentive compensation payable to officers and certain other key employees of the Company, (b) establishment of incentive compensation plans and programs generally and (c) adoption and administration of certain employee benefit plans and programs. The Compensation Committee consists of Messrs. Mount and Robbins and Dr. Margen. The Compensation Committee met on six occasions during 1997.

       The Audit Committee (a) recommends to the Board of Directors a firm of independent accountants to audit the Company and its consolidated subsidiaries,
(b) reviews and reports to the Board of Directors on the Company's annual financial statements and the independent accountants' report on such financial statements and (c) meets with the Company's senior financial officers, internal auditors and independent accountants to review audit plans and other matters regarding the Company's accounting, financial reporting and internal control systems. The Audit Committee consists of Messrs. Erhart and Robbins, Dr. Lindell and Ms. Laney. The Audit Committee met on three occasions during 1997.

       The Executive Committee is empowered to act for the full Board in intervals between Board meetings, with the exception of certain matters that by law or the Company's By-Laws may not be delegated. The committee meets as necessary, and all actions by the committee are reported at the next Board of Directors meeting. The Executive Committee consists of Messrs. Erhart, Hutton, Gemunder, Robbins and Keefe. The Executive Committee met on ten occasions during 1997.

       During 1997, there were nine meetings of the Board of Directors and each director attended at least 75% of the aggregate of (a) the total number of meetings held by the Board of Directors during the period for which he or she has been a director and (b) the total number of meetings held by all Committees of the Board of Directors during the period for which he or she served.

                           REMUNERATION OF DIRECTORS

       In 1997, each member of the Board of Directors who was not a regular employee of the Company was paid $1,300 for his or her attendance at each meeting of the Board, and $750 for each meeting of a Committee of the Board of which he or she was a member. The non-employee members of the Executive Committee received $1,300 for each meeting of the Executive Committee. The Chairmen of the Committees of the Board (except for the Executive Committee) were paid an additional $2,000 per year. During 1997, each member of the Board of Directors was granted an annual unrestricted stock award covering 400 shares of the Company's Common Stock under the 1992 Long-Term Stock Incentive Plan ("1992 Plan"). In consideration of special services to the Company during 1997, Mr. T.C. Hutton received additional stock awards covering 1,639 shares, Mr. McNamara received 1,280 shares and Ms. Laney received 2,869 shares, all of which were granted under the Company's 1992 Plan. Each of these individuals was a director of the Company but did not serve as a member of the Incentive Committee of either the Company or an affiliated company or as a regular employee of the Company at the date of grant. Also during 1997, Messrs. Erhart and Robbins each received an additional annual fee of $8,000 and Mr. T.C. Hutton received an additional annual fee of $5,000. Such fees were paid in lieu of stock options granted to directors in previous years. These individuals were members of the Incentive Committee of either the Company or an affiliated company on the dates of such grants and thus were ineligible to participate.

                             EXECUTIVE COMPENSATION

       The following table sets forth information concerning the compensation of the Company's most highly compensated executive officers (the "named executives") for services to the Company and its subsidiaries during 1997, 1996 and 1995.

                           SUMMARY COMPENSATION TABLE

---------------------------------------------------------------------------------------------------------------------------------
                                                                                               Long-Term
                                                                                              Compensation
                                                                                        ------------------------
                                                     Annual Compensation                         Awards
                                       -------------------------------------------------------------------------
                                                                                                     # of Shares
                                                                 Special                 Restricted  Underlying     All Other
 Name and Principal Position    Year     Salary       Bonus      Bonus(2)    Other(3)     Stock(4)     Options     Compensation
---------------------------------------------------------------------------------------------------------------------------------
 E.L. Hutton - Chairman         1997    $391,000    $941,125    $       --   $ 42,208    $2,474,750     60,000      $  394,857(5)
                                1996     370,500     641,125     1,685,000     42,208     2,742,731    100,000         660,605(5)
                                1995     308,833     491,125            --     42,208     2,350,000    140,000         197,396(5)

 J.F. Gemunder -President       1997    $558,600    $980,625    $       --   $ 82,749    $2,605,000     60,000      $1,209,732(6)
                                1996     539,067     680,379     1,819,000     82,496     2,879,450    100,000       1,513,972
                                1995     473,750     504,200            --     55,628     2,350,000    140,000         376,879

 P.E. Keefe - Executive Vice
   President -                  1997    $199,500    $301,773    $       --         --    $  797,781     20,000      $  367,645(6)
    Operations                  1996     182,708     205,730       276,000         --       877,534     30,000         386,182
                                1995     155,937     157,037            --         --       658,000     45,000         132,106
 D.W. Froesel, Jr. - Senior
   Vice President               1997    $197,500    $206,623    $       --         --    $  618,688     17,000      $  273,846(6)
    and Chief Financial         1996     157,724     119,848       155,000         --       575,901     28,000          81,866
      Officer(1)                1995          --          --            --         --            --         --              --


 C.D. Hodges - Senior Vice
   President                    1997    $165,000    $149,180    $       --         --    $  586,125     17,000      $  275,858(6)
    and Secretary               1996     150,000     101,165       470,000         --       658,157     28,000         372,944
                                1995     127,350      73,756            --         --       564,000     32,000          94,250
---------------------------------------------------------------------------------------------------------------------------------

---------------

(1)     Mr. Froesel was employed by the Company on March 4, 1996.

(2) The special bonus relates to the successful completion of a public offering of Common Stock in March 1996. A portion of the special bonus was paid in 1996, and payment of the balance was deferred to 1997 and 1998. The amount of the above-listed bonus as to which payment was deferred was: Mr. Hutton, $735,000; Mr. Gemunder, $824,000; Mr. Keefe, $116,000; Mr. Froesel, $65,000; and Ms. Hodges, $200,000.

(3) These amounts represent payments made to the executive officer as required to offset the tax liability associated with premiums paid by the Company on behalf of the officer under split dollar life insurance policies.

(4) Under the Company's stock award program, restricted shares of Common Stock were issued as incentive compensation to the named executives and other key employees. Restricted shares vest in three, five or seven annual installments as determined by the Incentive Committee. If the recipient's employment terminates due to death, disability, retirement under a retirement plan of the Company, or change in control of the Company, the restrictions terminate. Otherwise, in the event of termination of employment, unvested shares are forfeited. Recipients receive dividends on the awarded shares. Restricted stock awards were granted in February 1998 for 1997 services as incentive compensation. The numbers of restricted shares granted in February 1998 to the named executives are as follows: Mr. Hutton -- 76,000 shares; Mr. Gemunder -- 80,000 shares; Mr. Keefe -- 24,500 shares; Mr.
        Froesel -- 19,000 shares; and Ms. Hodges -- 18,000 shares. As of December 31, 1997, the number and value of the aggregate restricted stock holdings of the named executives were: Mr. Hutton -- 242,960 shares or $5,441,059; Mr. Gemunder -- 248,071 shares or $5,577,779; Mr.
        Keefe -- 79,851 shares or $1,712,289; Mr. Froesel --36,360 or $936,479;
        and Ms. Hodges -- 63,762 shares or $1,361,690.

(5) The amounts shown represent deferrals under a deferred compensation plan in which Mr. Hutton participates in lieu of participation in the Company's Qualified and Excess Benefits pension plans. Under this plan, payment of 20% of his total compensation is deferred. The deferred amounts accrue interest at market rates and are paid in subsequent years.

(6) This column includes the dollar value of shares of Common Stock allocated to the named executives' accounts in the Company's Employee Stock Ownership Plan (the "ESOP") which are attributable to the Company's contributions to the ESOP. Participants are entitled to receive the fully vested shares allocated to their accounts upon death, disability, retirement or termination of employment. To the extent benefits under the ESOP are otherwise limited by provisions of the Internal Revenue Code, the Company's Excess Benefits Plan provides that the Company will provide from its general funds a benefit to an employee equal to the benefit which would have been provided but for the limitations of the Internal Revenue Code. The benefits shown include those provided under the Excess Benefits Plan. For 1997, the numbers of shares attributable to these plans and the dollar values thereof included in the table for each named executive are as follows: Mr. Gemunder -- 45,269 shares or $1,186,878; Mr. Keefe --13,599 shares or $350,140; Mr. Froesel -- 9,057 shares or $235,434; and Ms.
        Hodges -- 9,851 shares or $264,793. This column also includes (a) life insurance premiums paid by the Company (Mr. Gemunder -- $5,100; Mr. Keefe -- $714; Mr. Froesel -- $595; and Ms. Hodges -- $1,530); (b) the present value to the recipient of future benefits derived from premium payments made by the Company for the benefit of the recipient under a split dollar life insurance policy, which provides for the refund of premiums to the Company upon termination of the policy (unrelated to term life insurance coverage) (Mr. Gemunder -- $17,754; Mr.
        Keefe -- $16,791; Mr. Froesel -- $13,160; and Ms. Hodges -- $9,535); and
        (c) as to Mr. Froesel, also includes $24,657 which the Company credited to a deferred account established for him in lieu of his participation in the Company's Qualified and Excess Benefits pension plans.

STOCK OPTIONS

     The following table sets forth information regarding stock options granted to the named executives during 1997:

                             OPTION GRANTS IN 1997

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                  Potential Realizable Value at
                                       Individual Grants                                          Assumed Annual Rates of Stock
                                                                                                  Price Appreciation for Option
                                                                                                             Term($)
---------------------------------------------------------------------------------------------------------------------------------
                               Number of        Percent of
                                 Shares       Total Options
                               Underlying       Granted to        Exercise
                                Options        Employees in        Price          Expiration
           Name                Granted(1)      Fiscal Year       ($/Share)           Date              5%              10%
---------------------------------------------------------------------------------------------------------------------------------
 E.L. Hutton                     60,000           17.57%          $30.2188         11/05/07        $1,140,266       $2,889,660
 J.F. Gemunder                   60,000           17.57%           30.2188         11/05/07         1,140,266        2,889,660
 P.E. Keefe                      20,000            5.86%           30.2188         11/05/07           380,089          963,220
 D.W. Froesel, Jr.               17,000            4.98%           30.2188         11/05/07           323,076          818,737
 C.D. Hodges                     17,000            4.98%           30.2188         11/05/07           323,076          818,737
---------------------------------------------------------------------------------------------------------------------------------

---------------

(1) All such options were granted on November 5, 1997, provide for the purchase of shares of the Company's common stock at a price equal to the fair market value on the date of a grant, become exercisable in four equal annual installments commencing one year from the date of grant, and expire 10 years after date of grant unless previously exercised.

       The following table sets forth information regarding stock options exercised by the named executives during 1997 and the value of unexercised options held by the named executives as of December 31, 1997.

                    AGGREGATED OPTION EXERCISES IN 1997 AND
                         FISCAL YEAR-END OPTION VALUES

---------------------------------------------------------------------------------------------------------------------------------
                                                                 Number of Shares Underlying          Value of Unexercised
                                                                   Unexercised Options at            In-The-Money Options at
                               Number of                               Fiscal Year-End                 Fiscal Year-End($)
                                 Shares                       -------------------------------------------------------------------
                              Acquired on         Value
           Name                 Exercise       Realized($)      Exercisable     Unexercisable     Exercisable     Unexercisable
---------------------------------------------------------------------------------------------------------------------------------
 E.L. Hutton                     70,000         $1,045,625         25,000          275,000        $   119,530       $3,047,962
                                 17,000            455,005
 J.F. Gemunder                   18,802            500,015        642,998          275,000         15,687,829        3,047,962
 P.E. Keefe                         -0-                -0-         87,500           87,500          1,795,213        1,008,435
 D.W. Froesel, Jr.                  -0-                -0-          7,000           38,000             33,468          113,686
 C.D. Hodges                        -0-                -0-         93,000           70,000          2,067,268          717,686
---------------------------------------------------------------------------------------------------------------------------------

PENSION PLAN

       The Company has a pension plan qualified under the Internal Revenue Code (the "Code") which provides retirement benefits to employees of certain business units (the "Qualified Plan") and an excess benefits plan (the "Excess Benefits Plan") which provides retirement payments to participants in the amount necessary so that they receive what they would have received under the Qualified Plan if payments to them under the Qualified Plan were not limited by the Code and other restrictions. The named executives, other than Messrs. E.L. Hutton and Froesel, participate in the Qualified Plan and the Excess Benefits Plan.

       Retirement benefits under the Qualified Plan are calculated on the basis of the employee's earnings during the highest consecutive 60-month period during the employee's last 120 months of employment ("Final Average Compensation") and are subject to partial offset for social security benefits and payments under the Company's prior pension plan. The following table shows the estimated maximum annual retirement benefits payable at normal retirement (age 65) under the Qualified Plan and the Excess Benefits Plan at selected compensation levels after various years of service. Amounts are shown on a 10-year certain and life form, after the applicable reduction for social security benefits.

                               PENSION PLAN TABLE

--------------------------------------------------------------------------------------------------------------------------
                                                               Years of Service(2)
                       ---------------------------------------------------------------------------------------------------
    Final Average      ---------------------------------------------------------------------------------------------------
   Compensation(1)             15                  20                  25                  30                  35
--------------------------------------------------------------------------------------------------------------------------
      $  200,000            $ 40,169            $ 53,558            $ 66,948            $ 80,338            $ 90,338
         400,000              85,169             113,558             141,948             170,338             190,338
         600,000             130,169             173,558             216,948             260,338             290,338
         800,000             175,169             233,558             291,948             350,338             390,338
       1,000,000             220,169             293,558             366,948             440,338             490,338
       1,200,000             265,169             353,558             441,948             530,338             590,338
       1,400,000             310,169             413,558             516,948             620,338             690,338
       1,600,000             355,169             473,558             591,948             710,338             790,338
       1,800,000             400,169             533,558             666,948             800,338             890,338
--------------------------------------------------------------------------------------------------------------------------

---------------

(1) For purposes of the Qualified Plan, such earnings generally include base salary and incentive compensation which for the named executives are set forth in the "Salary" and "Bonus" columns of the Summary Compensation Table as well as the value of stock awards vesting during the year.

(2) As of December 31, 1997, Messrs. Gemunder and Keefe and Ms. Hodges had 34, 9, and 16 years of service, respectively. Messrs. E.L. Hutton and Froesel do not participate in the Qualified Plan or the Excess Benefits Plan.

EMPLOYMENT AGREEMENTS

       The Company has entered into employment agreements with certain of its executive officers. Mr. Gemunder's employment agreement provides for his continued employment as President of the Company through August 3, 2001, subject to earlier termination under certain circumstances, at his base salary as last set by the Board of Directors as well as participation in incentive compensation plans, stock incentive plans and other employee benefit plans. The agreement also provides for his continued nomination as a director of the Company. In the event of termination without cause or a material reduction in authority or responsibility, the agreement provides that Mr. Gemunder will receive severance payments equal to 150% of his then-current base salary plus the amount of incentive compensation most recently paid or approved in respect of the previous year and the fair market value of all stock awards which have vested during the 12 months prior to termination ("Covered Compensation") for the balance of the term of the agreement. The provisions of Ms. Hodges' employment agreement are essentially identical to those of Mr. Gemunder, except that her agreement provides for her nomination as a director, no less frequently than bi-annually. Mr. Keefe is employed under an agreement which is also essentially identical to that of Mr. Gemunder except that director nomination is not stipulated and severance payments resulting from the conditions described above would equal 100% of Covered Compensation. Mr. Froesel is employed under an agreement with an initial term expiring on March 3, 1999, except that the agreement automatically renews at that time for a three-year period unless advance notice of termination is given by either party. In the event the Company were to terminate Mr. Froesel's employment on account of a change of control of the Company, he would be entitled to be paid his then-current base salary and cash bonus compensation for the then remaining term of the agreement, plus an additional two-year period, subject to certain limitations specified in the agreement.

                 JOINT REPORT OF THE COMPENSATION AND INCENTIVE
                      COMMITTEES ON EXECUTIVE COMPENSATION

       The Company believes that executive compensation should be directly and materially linked to the financial and operating performance of the Company and increases in stockholder value. The Company's executive compensation program combines base salary, annual incentive compensation, and long-term incentive compensation in the form of stock options and restricted stock awards with various benefit plans, including pension plans, savings plans and medical benefits generally available to salaried employees of the Company.

       The executive compensation program is administered through the coordinated efforts of the Compensation Committee and the Incentive Committee of the Board of Directors. The membership of both committees is comprised of outside directors (i.e. non-employees of the Company). The Compensation Committee is responsible for the review, approval and recommendation to the Board of Directors of matters concerning base salary and annual cash incentive compensation for key executives of the Company. The recommendations of the Compensation Committee on such matters must be approved by the full Board of Directors. The Incentive Committee administers the Company's stock incentive plans under which it reviews and makes grants of stock options and restricted stock awards. Both the Compensation and Incentive Committees may use, subject to the provisions of the Company's compensation plans, their discretion to set executive compensation where, in their judgment, external, internal or individual circumstances warrant.

Base Salary and Annual Incentive Opportunity

       In determining base salary levels, the Compensation Committee considers the executive's responsibilities, experience, performance and specific issues particular to the Company. In general, base salaries are set at levels believed by the Compensation Committee to be sufficient to attract and retain qualified executives when considered with the other components of the Company's compensation program.

       Annual incentive compensation provides a direct financial incentive to executives, in the form of an annual bonus, to achieve their business unit's and the Company's annual goals. The Committee believes that bonuses as a percent of an executive's salary should be sufficiently high to provide a major incentive for achieving annual performance targets.

       At the beginning of each fiscal year, financial and operational goals are established, which generally take into account such measures of performance as sales and earnings growth, profitability, cash flow and return on investment. Non-financial measures of performance used by the Committee in determining the annual cash bonus award include organizational development, product or service expansion and strategic positioning of the Company's assets. Specific relative weights are not assigned to each performance factor, since the relative importance of each factor varies depending upon the executive's specific job responsibilities. Instead, each individual compensation decision is made on a case-by-case basis and will ultimately depend upon the judgment of the Compensation Committee. However, when fixing the annual bonus of the President and Chairman, the Committee acts within the parameters provided for in the "Annual Incentive Plan for Senior Executives," approved by stockholders on May 20, 1996. Under that plan, an annual cash bonus for 1997 was dependent on the level of the Company's pretax income before adjustments for the cumulative effect of accounting changes, acquisition expenses related to pooling-of-interests transactions and nonrecurring charges exceeding the target level established at the beginning of the year.

Long-Term Incentive Compensation

       The stock option and restricted stock program forms the basis of the Company's long-term incentive plan for executives. This program seeks to align executive and long-term stockholder interests by creating a strong and direct link between executive compensation and stockholder return.

       Stock options and restricted stock awards are granted annually and are generally the primary incentive for long-term performance as they are granted at or above fair market value and have vesting restrictions which generally lapse over five to seven-year periods. The Incentive Committee considers each grantee's current stock option and award holdings in making such grants. Both the amounts of restricted stock awards and the proportion of stock options increase as a function of higher salary and position of responsibility within the Company.

       For the executive officers listed in the Summary Compensation Table (the "named executives"), restricted share awards for 1997 under the 1992 Long-Term Stock Incentive Plan were to be made only if the percentage increase for the last fiscal year in the Company's earnings per share before the cumulative effect of accounting changes and acquisition expenses related to pooling-of-interests transactions exceeded a threshold established at the beginning of the year.

Policy on Deductibility of Compensation

       Section 162(m) limits to $1,000,000 the amount that may be deducted by a publicly held company for compensation paid each year to each of its five most highly-paid executive officers. Federal law excludes compensation from the $1,000,000 limit if it is paid under specified conditions, including that the compensation is based on performance goals determined by a committee of "outside" directors and approved by the Company's stockholders. The Annual Incentive Plan for Senior Executive Officers, approved by stockholders on May 20, 1996, and amendments to the 1992 Long-Term Stock Incentive Plan approved by stockholders on May 19, 1997 bring the plans into compliance with Section 162(m) relating to performance-based compensation. The Committees' present intention is to comply in the future with Section 162(m) unless the Committees believe that such compliance would not be in the best interests of the Company and its stockholders.

Compensation of the Company's President

       As in the past, in determining Mr. Gemunder's overall compensation and each component thereof, the Committee took into consideration the report of Buck Consultants, Inc., independent professional compensation consultants, and the financial measures cited above. In accordance with Company practice, Mr. Gemunder's salary was not up for review in 1997. In 1996 his salary had been increased to $558,600 from $500,000 in 1995. This increase was based on a survey performed by Buck Consultants. The base salary established for Mr. Gemunder in 1996 was at that time less than the 75th percentile for the surveyed companies.

       The Committee awarded Mr. Gemunder a cash bonus of $900,000 for 1997. In determining the amount of the award, the Committee took into consideration that the Company significantly exceeded the threshold measure for bonus awards under the 1992 Annual Incentive Plan for Senior Executive Officers, the Company's strong performance in 1997 in the areas which it believes are key measures of the Company's success, and the advice of its consultants.

       In 1997, as long-term incentive compensation, Mr. Gemunder was granted options to purchase 60,000 shares of Common Stock at option prices equal to the fair market value of a share on the date of grant. Under the 1992 Long-Term Stock Incentive Plan, Mr. Gemunder was awarded in February 1998 in respect of 1997 performance 80,000 restricted shares, which vest over a seven-year period. In determining this share award, the Committee took into account that the Company significantly exceeded the performance measure under that plan for awards, the Company's performance in 1997, and the fact that the awards should provide substantial incentive to Mr. Gemunder to achieve the long-term goals of the Company.

       The Company believes that it is key to the Company's success that Mr. Gemunder be primarily motivated and rewarded on the basis of the Company's successful execution of its growth strategy. The Company experienced a record year in 1997 in acquisition activity, completing pharmacy acquisitions which added 117,600 new long-term care facility residents to the Company's existing clients. This increase in clients through acquisitions, coupled with strong internal growth, brought the number of residents served to 443,100 at year-end 1997, a 48% increase over the prior year. As a result, sales in 1997 increased 67% to $895.7 million, net income (excluding acquisition expenses related to pooling-of-interests transactions and a nonrecurring charge) increased 47% to $64.7 million, and diluted earnings per share (excluding the aforementioned charges) increased 33% to 81 cents.

1998 Review of Market Practices

       Through the use of annual incentive awards based primarily upon the Company's most recent year performance and stock option grants and restricted stock awards which become more valuable as the value of the Company's Common Stock increases, the Committee strives to effectively tie executive compensation to the Company's performance and stockholder value. The Committee has recently selected The Hay Group, an independent compensation consulting firm, to assist with a comprehensive review of the Company's executive compensation program. This study will review the compensation of the named executives and the balance of the Company's management team. Each component of pay will be reviewed separately as well as in the aggregate to assure that the design and delivery of executive pay continues to motivate executives to meet the Company's strategic objectives and effectively links compensation to Company performance and stockholder value. The Hay Group, as part of its engagement, reviewed the 1997 annual incentive award and the restricted share award for 1997 performance for Mr. Gemunder. It was concluded that the awards are representative of the Company's current marketplace, strong financial performance and rapid growth rate.

Compensation Committee:                                      Incentive Committee:
John M. Mount, Chairman                                      Charles H. Erhart, Jr., Chairman
Sheldon Margen, M.D.                                         John M. Mount
D. Walter Robbins, Jr.                                       D. Walter Robbins, Jr.

COMPENSATION AND INCENTIVE COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

       Messrs. E.L. Hutton and Gemunder, executive officers of the Company, are directors of Chemed. In addition, all members of the Compensation and Incentive Committees, except Dr. Margen, are directors of Chemed.

                              CERTAIN TRANSACTIONS

       The Company has contracted with a division of Chemed to assist in the development of a data processing system to integrate and standardize all operational functions of the Company. The Company also subleases offices from Chemed and is charged for the occasional use of Chemed's corporate aviation department and other incidental expenses based on Chemed's cost. The Company reimburses Chemed for all such services at rates which are essentially equal to those which would have been incurred if the Company had obtained such services from other parties. During 1997, such reimbursements totaled $4,039,000.

       The Company has contracted with MLF Co. to provide advisory and consulting services with respect to the Company's institutional pharmacy business for a period of five years commencing February 1, 1996. Mary Lou Fox, a director of the Company and nominee for re-election as a director, has an ownership interest in MLF Co. Under the consulting agreement, MLF Co. receives $12,500/month for its services.

COMPARATIVE STOCK PERFORMANCE

       The following graph compares the cumulative total return for the last five years on a $100 investment on January 1, 1993 in each of the Company's Common Stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Health Care-500 Index. The graph assumes dividend reinvestment.

                    CUMULATIVE TOTAL STOCKHOLDER RETURN FOR
                    FIVE-YEAR PERIOD ENDED DECEMBER 31, 1997

        Measurement Period                                                      S&P Health Care-
       (Fiscal Year Covered)           Omnicare, Inc.       S&P 500 Index             500
1992                                       100.00               100.00               100.00
1993                                       104.44               110.08                91.60
1994                                       143.52               111.53               103.61
1995                                       294.64               153.45               163.55
1996                                       423.99               188.68               197.49
1997                                       410.16               251.63               283.82

       The total return calculations reflected in the foregoing graph were performed by Standard & Poor's Compustat Services, Inc.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

       The following table sets forth information as of December 31, 1997, with respect to the only persons known to the Company to beneficially own more than 5% of the shares of its Common Stock:

           NAME AND ADDRESS OF                    NUMBER OF SHARES AND NATURE                   PERCENT OF
             BENEFICIAL OWNER                     OF BENEFICIAL OWNERSHIP(A)                     CLASS(A)
           -------------------                    ---------------------------                   ----------

Putnam Investments, Inc.                                   9,598,117(b)                            11.6%
One Post Office Square
Boston, MA 02109

Janus Capital Corporation                                  8,950,892(c)                            10.8%
100 Fillmore Street
Denver, CO 80206-4928

Amvescap PLC                                               6,615,443(d)                             8.0%
11 Devonshire Square
London EC2M 4YR
England

---------------

(a) Under applicable Securities and Exchange Commission regulations, shares are treated as "beneficially owned" if a person has or shares voting or dispositive power with respect to the shares or has a right to acquire the shares within 60 days of December 31, 1997. Unless otherwise indicated, sole voting power and sole dispositive power are exercised by the named person. In calculating "Percent of Class" for a person, shares which may be acquired by the person within such 60-day period are treated as owned by the person and as outstanding shares.

(b) Wholly-owned investment advisers have shared dispositive power with respect to all of the listed shares and shared voting power with respect to 817,800 of the shares.

(c) Janus Capital Corporation is an investment adviser with shared dispositive power and shared voting power with respect to all of the shares listed.

(d) Wholly-owned investment advisers have shared dispositive power and shared investment power with respect to all of the listed shares.

     The following table sets forth information as of March 23, 1998 with respect to the shares of Common Stock beneficially owned by each of the nominees and directors, each of the named executives, and all directors and executive officers of the Company as a group:

                                                     NUMBER OF SHARES AND                       PERCENT OF
           INDIVIDUAL OR GROUP                  NATURE OF BENEFICIAL OWNERSHIP                  CLASS(A)(B)
           -------------------                  ------------------------------                  -----------

E.L. Hutton                                                  311,176(c)
                                                             250,000(d)
                                                              12,476(e)

J.F. Gemunder                                                565,795(c)
                                                             868,000(d)                             1.7%
                                                              21,621(f)

R.K. Baur                                                     42,450(c)
                                                              24,000(d)

T.E. Bien                                                     76,802(c)
                                                              55,000(d)

K.W. Chesterman                                               88,267(c)
                                                              84,000(d)
                                                              40,916(g)

C.H. Erhart, Jr.                                               8,400(c)

M.L. Fox                                                      71,096(c)
                                                              59,000(d)

D.W. Froesel, Jr.                                             62,137(c)
                                                              38,000(d)

C.D. Hodges                                                  150,394(c)
                                                             154,250(d)

T.C. Hutton                                                    6,504(c)
                                                              12,476(e)
                                                               5,422(h)

P.E. Keefe                                                   131,793(c)
                                                             150,000(d)

S.E. Laney                                                    30,093(c)
                                                              27,350(d)
                                                               5,422(h)

A.R. Lindell                                                   2,000(c)

S. Margen                                                     15,788(c)

K.J. McNamara                                                  5,997(c)
                                                               5,422(h)

J.M. Mount                                                     2,800(c)

D.W. Robbins, Jr.                                              4,400(c)

                                                     NUMBER OF SHARES AND                       PERCENT OF
           INDIVIDUAL OR GROUP                  NATURE OF BENEFICIAL OWNERSHIP                  CLASS(A)(B)
           -------------------                  ------------------------------                  -----------
ALL DIRECTORS, NOMINEES, AND EXECUTIVE                     1,575,892(c)
OFFICERS AS A GROUP (17 PERSONS)                           1,709,600(d)
                                                              12,476(e)
                                                              21,621(f)
                                                              40,916(g)                             4.0%
                                                               5,422(h)

---------------

(a) Under applicable Securities and Exchange Commission regulations, shares are treated as "beneficially owned" if a person has or shares voting or dispositive power with respect to the shares or has a right to acquire the shares within 60 days of March 23, 1998. Unless otherwise indicated, sole voting power and sole dispositive power are exercised by the named person. In calculating "Percent of Class" for a person, shares which may be acquired by the person within such 60-day period are treated as owned by the person and as outstanding shares.

(b)     Percent of Class is not shown if less than 1%.

(c) Shares held in individual capacity (or together with a member of his or her household) as to which such person has voting and dispositive powers (and includes shares allocated, as of December 31, 1997, to the account of each named person or member of the group under the Company's Employees' Savings and Investment Plan and its Employee Stock Ownership
        Plan).

(d) Shares subject to outstanding options exercisable within 60 days from March 23, 1998.

(e) Messrs. E.L. Hutton and T.C. Hutton are trustees of the E.L. Hutton Foundation, which holds 12,476 shares of Common Stock over which the Trustees share both voting and dispositive powers.

(f) Mr. Gemunder is a trustee of the Joel F. Gemunder Foundation, which holds 21,621 shares of Common Stock, over which he holds both voting and dispositive powers.

(g) Mr. Chesterman is a trustee of the Chesterman Family Foundation, which holds 40,916 shares of Common Stock, over which he holds both voting and dispositive powers.

(h) Messrs. T.C. Hutton and K.J. McNamara and Ms. Laney are trustees of the Chemed Foundation, which holds 5,422 shares of Common Stock over which the trustees share both voting and dispositive powers.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under Section 16(a) of the Securities Exchange Act of 1934, as amended, persons deemed to be executive officers of the Company, directors of the Company, and beneficial owners of more than 10% of the Common Stock are required to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. The Company believes that during 1997 all such persons complied with these filing requirements. In making these statements, the Company has relied upon the facts of which it is specifically aware and, in the case of its directors and officers, upon their written representations.

                       PROPOSAL TO INCREASE THE NUMBER OF
                       AUTHORIZED SHARES OF COMMON STOCK

       The Board of Directors has approved, declared advisable and recommends to the stockholders that an amendment to the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") be adopted increasing the number of authorized shares of Common Stock from 110,000,000 to 200,000,000 (the "Proposed Amendment"). At March 23, 1998, there were 82,729,938 shares of Common Stock outstanding,

8,712,121 shares reserved for issuance upon conversion of the Company's 5% Convertible Subordinated Debentures, 2,112,622 shares reserved for potential exercise of stock options previously granted, 2,110,154 shares reserved for possible grant under the Company's 1992 Long-Term Stock Incentive Plan, 2,520,000 shares reserved for the 1995 Premium-Priced Stock Option Plan and 807,460 shares reserved for issuance upon exercise of outstanding warrants. This leaves 11,007,705 shares of Common Stock available for issuance out of the 110,000,000 presently authorized. Upon adoption of the Proposed Amendment, 101,007,705 shares of Common Stock would be available for issuance by the Board of Directors for purposes for which shares are not currently reserved. The number of authorized shares of Common Stock was last increased by stockholders in May 1996.

       The Board of Directors believes that it is desirable and in the best interests of the Company and its stockholders that there be a substantial number of authorized shares of Common Stock available for issuance in the future. Such shares may be used for general corporate purposes, including stock splits and stock dividends, acquisitions, public offerings, stock option and other employee incentive plans. Authorized but unissued shares are available for issuance from time to time to such persons and for such consideration as the Board of Directors may determine, without requiring further action by the stockholders, except as may be required by law, the Certificate of Incorporation or pursuant to the rules of any stock exchange on which the shares may then be listed. The Company has no present plans to issue any of the additional shares of the Common Stock which would be authorized by adoption of the Proposed Amendment, and there are no pending negotiations, discussions, agreements or understandings which would obligate the Company to the issuance of any such shares.

       While the Board of Directors believes that it is in the best interests of the stockholders for the Board to have the flexibility to issue additional shares in any or all of the circumstances described in the preceding paragraph, the holders of Common Stock do not have pre-emptive rights and the issuance of additional shares other than on a pro rata basis to current stockholders, would have the effect of diluting the voting power of current stockholders. In addition, the availability of sufficient authorized and unissued shares could, in certain circumstances, discourage an attempt by another person or entity to acquire control of the Company. The proposal has not, however, been prompted by an attempt by anyone to acquire control of the Company, and the Company is not aware of any such attempt.

       If the Proposed Amendment is adopted, the first sentence of Article 4 of the Certificate of Incorporation would be amended to read as follows:

              4. The total number of shares of stock which the Corporation shall have authority to issue is Two Hundred One Million (201,000,000), of which Two Hundred Million (200,000,000) shares of the par value of One Dollar ($1.00) each, amounting in the aggregate to Two Hundred Million Dollars ($200,000,000), shall be common stock and of which One Million (1,000,000) shares, without par value, shall be preferred stock.

       Adoption of the Proposed Amendment requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT.

              RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

       The Board of Directors has selected the firm of Price Waterhouse LLP as independent accountants for the Company and its consolidated subsidiaries for the year 1998. That firm has acted as independent accountants for the Company and its consolidated subsidiaries since 1981. Although the submission of this matter to the stockholders is not required by law or the By-Laws of the Company, the selection of Price Waterhouse LLP will be submitted for ratification at the Annual Meeting. The affirmative vote of a majority of the shares represented at the meeting is necessary to ratify the selection of Price Waterhouse LLP. If the selection is not ratified at the meeting, the Board of Directors will reconsider its selection of independent accountants.

       It is expected that a representative of Price Waterhouse LLP will be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to questions raised at the meeting.

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION.

                             STOCKHOLDER PROPOSALS

       Any stockholder proposal intended to be considered for inclusion in the proxy materials for presentation at the 1999 Annual Meeting of Stockholders must be in writing and received by the Secretary of the Company not later than December 1, 1998.

                                 OTHER MATTERS

       As of the date of this Proxy Statement, neither the Board of Directors nor management knows of other matters which will be presented for consideration at the Annual Meeting. However, if any other business should come before the meeting, the persons named in the enclosed proxy (or their substitutes) will have discretionary authority to take such action as shall be in accordance with their best judgment.

                            EXPENSES OF SOLICITATION

       The expense of soliciting proxies in the accompanying form will be borne by the Company. The Company will request banks, brokers and other persons holding shares beneficially owned by others to send proxy materials to the beneficial owners and to secure their voting instructions, if any. The Company will reimburse such persons for their expenses in so doing. In addition to solicitation by mail, officers and regular employees of the Company may, without extra remuneration, solicit proxies personally, by telephone or by telegram from some stockholders, if such proxies are not promptly received. The Company also expects to retain D.F. King & Co., Inc., a proxy soliciting firm, to assist in the solicitation of such proxies at a cost which will not exceed $7,000 plus reasonable expenses.

                                         By Order of the Board of Directors

                                            Cheryl D. Hodges
                                                Secretary

March 31, 1998

OMNICARE, INC.
50 E. RIVERCENTER BOULEVARD
COVINGTON, KENTUCKY 41011

             THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR
               THE ANNUAL MEETING OF STOCKHOLDERS, MAY 18, 1998.

    The undersigned hereby appoints E. L. Hutton, J. F. Gemunder and C. D. Hodges as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Omnicare, Inc. held of record by the undersigned as of March 23, 1998 at the Annual Meeting of Stockholders to be held on May 18, 1998, or at any adjournment thereof.

Election of Directors

Nominees:

         Edward L. Hutton                       Mary Lou Fox                           Andrea R. Lindell
         Joel F. Gemunder                       Cheryl D. Hodges                       Sheldon Margen, M.D.
         Ronald K. Baur                         Thomas C. Hutton                       Kevin J. McNamara
         Timothy E. Bien                        Patrick E. Keefe                       D. Walter Robbins, Jr.
         Charles H. Erhart, Jr.                 Sandra E. Laney

                   (Continued and to be signed on other side)

                          (Continued from other side)

(1)  Election of Directors (see reverse)
     [ ] FOR ALL NOMINEES listed (except those
     whose names are inserted on the line to the
         right)                                     ---------------------------------------

     [ ] WITHHOLD ALL AUTHORITY to vote in the election of directors

(2) To adopt an amendment to the Company's Restated Certificate of Incorporation increasing the number of authorized shares of Common Stock from 110,000,000 to 200,000,000.

  [ ] FOR               [ ] AGAINST               [  ] ABSTAIN

(3) To ratify the selection of independent accountants.

  [ ] FOR               [ ] AGAINST               [ ] ABSTAIN

(4) In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                                IF NO CHOICE IS SPECIFIED, THIS
                                                PROXY WILL BE VOTED FOR
                                                PROPOSALS (1), (2) AND (3).
                                                When signed on behalf of a
                                                corporation, partnership,
                                                estate, trust, or other
                                                stockholder, state your title or
                                                capacity or otherwise indicate
                                                that you are authorized to sign.

                                                                               SIGNED: -------------------------------------

DATED: ____________________________, 1998                                      ------------------------------------------------
(Be sure to date Proxy)                                                         (Please sign exactly as name(s) appear at left)

   PLEASE MARK, SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.